Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

United Fire Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
Fees to be Paid	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
Fees to be Paid	Equity	Depositary Shares (3)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
Fees to be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
Fees to be Paid	Other	Warrants (4)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
Fees to be Paid	Other	Units (5)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
Fees to be Paid	Other	Rights to purchase common stock, preferred stock, debt securities or units	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
Carry Forward Securities
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amount					(2)		(3)
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$0

(1) An unspecified aggregate initial offering price or number of the securities of each class identified above is being registered as may from time to time be offered, reoffered or resold, at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), United Fire Group, Inc. (the “Registrant”) is deferring payment of all of the related registration fees. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) under the Securities Act.

(2) The securities registered under this registration statement may be sold separately, together or as units with other securities registered under this registration statement and may include hybrid securities consisting of a combination of features of any of the securities listed in the table.

(3) Depositary shares will be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event the Registrant elects to offer to the public fractional interests in shares of preferred stock registered under this registration statement, depositary receipts will be distributed to those persons purchasing such fractional interests and the shares of preferred stock will be issued to the depositary under the applicable deposit agreement.

(4) Warrants may represent rights to purchase common stock, preferred stock or debt securities, in each case registered under this registration statement.

(5) Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered hereby, including common stock, preferred stock, debt securities, or warrants, which may or may not be separable from one another.